Exhibit 99.1

SITEL Contact:
Bill Sims, Investor Relations
402-963-6810

FOR IMMEDIATE RELEASE

SITEL Receives Non-Binding Proposal from
The Gores Group and The Calgary Group

Omaha, NE—October 25, 2006—SITEL Corporation (“SITEL” or the “Company”) (NYSE:SWW) announced today that its Board of Directors received an unsolicited, non-binding proposal from The Gores Group and The Calgary Group (“Gores/Calgary”) which have together proposed a business combination in which the Company’s stockholders would receive $4.50 in cash per share or, at the Company’s election, receive $3.25 per share in cash and retain ownership of stock in the Company described in the proposal as having a value of $1.25 per share and representing an aggregate pro forma ownership interest of 46% of the Company’s common stock after the transaction.

The Company’s Board of Directors has not changed its approval or recommendation of the merger agreement with ClientLogic Corporation (“ClientLogic”) announced on October 13, 2006, which provides for the payment of $4.05 per share in cash for all of the outstanding common stock of the Company (the “ClientLogic Merger Agreement”). Nonetheless, pursuant to the ClientLogic Merger Agreement, and after consultation with the Company’s outside legal advisor and financial advisor, the Board has authorized the Company to explore the newly received proposal with Gores/Calgary, which will include seeking clarification of the proposal and its material terms (including requirements for due diligence investigation, financing, timing and regulatory approvals, and the other terms not sufficiently specified in the proposal), the sharing of nonpublic information with Gores/Calgary and the negotiation of a possible transaction.

There is no assurance as to whether or when Gores/Calgary will make a definitive, binding offer, whether the price to be paid in such an offer will be equal to, greater than or less than the price stated in the non-binding proposal received by the Company, whether the terms and conditions of any such offer will be acceptable to the Company’s Board of Directors or whether the parties will be able to reach definitive agreement for the transaction described in the proposal.

Under the ClientLogic Merger Agreement, the Company is required to keep ClientLogic informed of certain developments relating to such matters as the Gores/Calgary proposal, and is required to give ClientLogic an opportunity, in its sole discretion, to adjust the terms of the ClientLogic Merger Agreement in good faith negotiations with the Company.

About SITEL Corporation

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world's leading organizations, SITEL designs and improves customer contact models across its clients' customer acquisition, retention, and development cycles. SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet, and traditional mail. SITEL has over 42,000 employees in 101 global contact centers located in 26 countries. SITEL is a leader in the contact center industry. Please visit SITEL’s website at www.sitel.com for further information.

Additional Information and Where to Find It

SITEL will file a proxy statement with the Securities and Exchange Commission (SEC) in connection with the proposed merger as soon as practicable. WE URGE STOCKHOLDERS TO READ THE INFORMATION/PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE PROPOSED TRANSACTIONS. In addition, stockholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov or from SITEL by directing such request to SITEL, Attention: Bill Sims, Vice President, Investor Relations, 7277 World Communications Drive, Omaha, NE 68122. Telephone: (402) 963-6444. The final proxy statement will be mailed to SITEL’s stockholders.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These include statements as to the proposed merger transaction with ClientLogic and the newly-received proposal. Other forward-looking statements may be identified by the use of the words “expects,” “will” and similar expressions. These forward-looking statements speak only as of the date the statement is made and SITEL assumes no obligation to update such statements. Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside its control: the risk that any integration planned for the businesses of SITEL and ClientLogic following the merger will not be concluded successfully or will be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger with ClientLogic may not be fully realized or realized within the expected time frame; revenues following the merger with ClientLogic may be lower than expected; client and employee relationships and business operations may be disrupted by the merger with ClientLogic; the ability to achieve required closing conditions including antitrust clearances and shareholder approval; credit market conditions; legislative and regulatory changes; and uncertainties relating to the newly-received proposal from Gores/Calgary. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the SEC describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees are participants in the solicitation of proxies from the stockholders of the Company in connection with the previously announced proposed merger between SITEL and ClientLogic. Information about the Company’s directors and executive officers is set forth in the Company’s proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

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